UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 4, 2007

MEXICAN RESTAURANTS, INC.
(Exact name of registrant as specified in its charter)

Texas	000-28234	76-0493269
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1135 EDGEBROOK, HOUSTON, TEXAS 77034-1899
(Address of principal executive offices)  (Zip Code)

(Registrant's telephone number, including area code): (713) 943-7574

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On April 4, 2007, Curt Glowacki rejoined Mexican Restaurants, Inc. as President and Chief Executive Officer. Effective immediately, Lou Neeb, who served as interim CEO, will continue as the Company’s non-executive chairman, which was his capacity until his interim appointment in December 2006 upon Mr. Glowacki’s departure.

Mr. Glowacki, age 54, served as the Company’s President from May 1998 through May 2000, and as President and Chief Executive Officer from May 2000 until December 2006, following which time he served as President of the Outback Steakhouse brand for OSI Restaurant Partners Inc. through March 2007. Prior to May 1998, Mr. Glowacki served in positions of increasing responsibility at Monterey’s Tex-Mex Café, then a subsidiary of CEC Entertainment, Inc., and at Steak & Ale Restaurants. Mr. Glowacki has been a director of the Company since May 2000. Upon his resignation as an officer from the Company in December 2006, Mr. Glowacki and the Company entered into a Separation Agreement and General Release (the “Separation Agreement”) providing Mr. Glowacki with an aggregate cash payment of $596,764, net of applicable withholding, with respect to his Company stock options vested through December 4, 2006. The Separation Agreement was filed as Exhibit 10.1 to the Company’s Form 8-K filed December 7, 2006.

Mr. Glowacki’s current compensation arrangements provide for an annual base salary of $275,000 and a car allowance of $12,000. The Company contemplates that the amount and terms of any equity compensation to be awarded to Mr. Glowacki will be determined at subsequent meetings of the Company’s Board of Directors and Compensation/Stock Option Committee.

Mr. Glowacki has no familial relationship to any other officer or director of the Company and except for the Separation Agreement summarized above he has not entered into and is not a party to any transaction as described by Item 404(a) of Regulation S-K.

A copy of the press release describing these management changes is attached as Exhibit 99.1 hereto.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits.

The following is attached as Exhibit 99.1 to this Current Report on Form 8-K:

99.1 Mexican Restaurants, Inc. press release dated April 4, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEXICAN RESTAURANTS, INC.

Date: April 9, 2007	By: /s/ Andrew J. Dennard
Name: Andrew J. Dennard Title: Executive Vice President, Chief Financial Officer, Treasurer and Corporate Secretary

INDEX TO EXHIBITS

Exhibit No.	Description

99.1	Mexican Restaurants, Inc. press release dated April 4, 2007